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                                                                   Exhibit 10.38


                      CHANGE IN CONTROL SEVERANCE AGREEMENT

                  THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement"), dated as of ____________ , 20__, is made and entered by and between NationsRent, Inc., a Delaware corporation (the "Company"), and ____________________________ (the "Executive").

                                   WITNESSETH:

                  WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

                  WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

                  WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a termination of employment following a Change in Control;

                  WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

                  WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

                  NOW, THEREFORE, the Company and the Executive agree as follows:

                  1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                  (a) "Base Pay" means the Executive's annual base salary rate as in effect from time to time.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Cause" means that, prior to any termination pursuant to
Section 3(b) [OR SECTION 3(c)], the Executive shall have committed:

                           (i) an intentional criminal violation of law involving fraud, embezzlement or theft in connection with the Executive's duties or in the course of his or her employment with the Company;



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                           (ii) intentional wrongful damage to property of the
         Company or any Subsidiary;

                           (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

                           (iv) intentional wrongful engagement in any Competitive Activity; and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

                  (d) "Change in Control" means the occurrence during the Term of any of the following events:

                           (i) The acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 40% (the "Ownership Trigger Amount") of the combined voting power of the then-outstanding voting securities ("Voting Stock") of the Company; PROVIDED, HOWEVER, that none of the following shall be considered a "Person" for purposes of this subsection: (A) James L. Kirk, (B) H. Wayne Huizenga, (C) any trust established by either James
         L. Kirk or H. Wayne Huizenga for the benefit of either of them or of any member of their immediate family, (D) any corporation, trust, partnership, limited liability company or other entity controlled by either James L. Kirk or H. Wayne Huizenga, (E) any member of their immediate family, or (F) any group or voting group of which any of James L. Kirk, H. Wayne Huizenga or the Executive, are members; and PROVIDED, FURTHER, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, any Subsidiary of the Company, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any such Subsidiary, or (3) any increase in the percentage of Voting Stock held by any Person caused solely by the acquisition or retirement of Voting Stock by the Company and without any acquisition of Voting Stock or other action by such Person;




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                           (ii) A change in a majority of the members of the
         Board occurs (a) within one year following the public announcement of an actual or threatened election contest (within the meaning of Rule 14a-11 under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating that a Person intends to effect a change in control of the Company, (b) as a result of the exercise of contractual rights other than contractual rights granted by the Company, or (c) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than the Company through the Board or a committee of the Board) unless the election, or the nomination for election by the Company's stockholders, of each director of the Company constituting such change was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company prior to any such change;

                           (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries);

                           (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                  (e) "Competitive Activity" means (i) engaging in (alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, security holder or lender of any company or business) any business activity in the United States, including the District of Columbia, which is competitive with the business of renting, selling, leasing, distributing, servicing and repairing new and used equipment, spare parts and related supplies to industrial, manufacturing and construction customers (the "Equipment Business") conducted by the Company at any time during the Executive's employment with the Company; PROVIDED, HOWEVER, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to be a Competitive Activity; (ii) soliciting or accepting from any customer of the Company any business which is competitive with the Equipment Business conducted by the Company or inducing, requesting or advising any customer, supplier or other business relationship of the Company to withdraw, curtail or cancel any of its business with the Company or to patronize any business which is competitive with the Equipment Business conducted by the Company or otherwise disparaging the Company or its business or employees; or
(iii) actively soliciting any employee of the Company to leave his or her employment.

                  (f) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without



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limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

                  (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (h) "Incentive Pay" means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or any successor thereto.

                  (i) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive's death; PROVIDED, HOWEVER, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

                  (j) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

                  (k) "Term" means the period commencing as of the date of this Agreement and continuing until the third anniversary of the date hereof; PROVIDED, HOWEVER, that (A) the term of this Agreement shall automatically be extended for one additional year unless, not later than one year prior to the expiration of such term, the Company shall have given notice that it does not wish to extend this Agreement; (B) if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall terminate as of the expiration of the Severance Period; and (C) subject to the last sentence of Section 9, if, prior to a Change in Control, the Executive ceases for any reason to be an officer of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

                  (l) "Termination Date" means the date on which the Executive's employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b) [OR SECTION 3(c)]).

                  (m) "Voting Stock" has the meaning ascribed thereto in Section 1(d)(i) of this Agreement.


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                  2. OPERATION OF AGREEMENT. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 9, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative, including without limitation, the last sentence of Section 9 notwithstanding that the Term may have theretofore expired.

                  3. TERMINATION FOLLOWING A CHANGE IN CONTROL. (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company during the Severance Period and the Executive shall be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

                           (i) The Executive's death;

                           (ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

                           (iii) Cause.

If, during the Severance Period, the Executive's employment is terminated by the Company other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4 hereof.

                  (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company during the Severance Period with the right to severance compensation as provided in Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

                           (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company (or any successor thereto by operation of law of or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control;

                           (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive's Base Pay or Incentive Pay received from the Company, (C) a reduction in the Executive's opportunity to earn or formula for calculation of Incentive Pay from that in existence immediately prior to a Change of Control, or (D) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the



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         scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

                           (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a substantial change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

                           (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

                           (v) The Company relocates its principal executive offices (if such offices are the principal location of Executive's work), or requires the Executive to have his principal location of work changed, to any location that, in either case, is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

                           (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

                  [(c) NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN THE EVENT OF A CHANGE IN CONTROL, THE EXECUTIVE MAY TERMINATE EMPLOYMENT WITH THE COMPANY FOR ANY REASON, OR WITHOUT REASON, DURING THE 30-DAY PERIOD IMMEDIATELY FOLLOWING THE FIRST ANNIVERSARY OF THE FIRST OCCURRENCE OF A CHANGE IN CONTROL WITH THE RIGHT TO SEVERANCE COMPENSATION AS PROVIDED IN
SECTION 4.]




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                  4. SEVERANCE COMPENSATION. (a) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates his employment pursuant to Section
3(b) [OR SECTION 3(c)], the Company will pay to the Executive the amounts described in Annex A within five business days after the Termination Date and will continue to provide to the Executive the benefits described on Annex A for the periods described therein. Simultaneous with such payment, the Executive shall deliver to the Company a properly executed release in substantially the form of Annex B and, in the event Executive revokes such release in accordance with the revocation procedure set forth in Annex B, the Executive will return any payment made pursuant to this Agreement to the Company and all benefits described in PARAGRAPH[S] (2) [AND (3)] of Annex A will cease, provided that if thereafter the Executive does so execute such Release and not thereafter revoke it as herein provided, he or she will again be entitled to such payments and benefits.

                  (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Eastern Edition of THE WALL STREET JOURNAL, plus 2%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

                  (c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5, 7, 8 and the last sentence of Section 9 will survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

                  5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 5) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); PROVIDED, HOWEVER, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the




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execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

                  (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

                  (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax



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return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

                  (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by
Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof. Any such reimbursement shall not be treated for any purpose as income to the Executive.

                  (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                           (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                           (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                           (iv) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 5(f), the Company shall control all proceedings taken in connection with the contest



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of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

                  6. NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Paragraph 2 set forth on Annex A.

                  7. LEGAL FEES AND EXPENSES. (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or



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otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

                  (b) Without limiting the generality or effect of Section 7(a), in order to ensure the benefits intended to be provided to the Executive under
Section 7(a), the Company will (i) immediately prior to a Change in Control if such Change in Control is initiated by the Company or (ii) immediately following a Change in Control if the Company has not initiated such Change in Control, provide Executive with an irrevocable standby letter of credit with a face amount of not less than [$500,000][$350,000][$250,000] (the "Letter of Credit"), issued by the bank with which the Company has its senior credit facility immediately prior to the Change in Control or another bank having combined capital and surplus in excess of $500 million (the "Bank") for the benefit of the Executive and, if useful in the circumstances to interpret provisions under agreements similar to this Agreement, certain other of the officers and executives of the Company, and providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to this Section 7 shall be paid, or reimbursed to the Executive if paid by the Executive, on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. Any fees and expenses paid or reimbursed, and any draw on the Letter of Credit for the payment or reimbursement of such fees and expenses shall not be treated for any purpose as income to the Executive. The Company shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Severance Period and for two years thereafter and if, notwithstanding the Company's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, the Company shall obtain a replacement irrevocable clean letter of credit drawn upon a commercial bank selected by the Company and reasonably acceptable to the Executive, upon substantially the same terms and conditions as contained in the Letter of Credit, or any similar arrangement which, in any case, assures the Executive the benefits of this Agreement without incurring any cost or expense in connection therewith.

                  8. COMPETITIVE ACTIVITY. During the Term and for a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 4, and, if applicable,
Section 5, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

                  9. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company that occurs following the commencement of any discussion with a third person that ultimately results in a Change in Control, shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

                  10. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable (other than such fees and expenses or reimbursement of fees and expenses payable to Executive pursuant to Section 5(e) or Section 7 hereof) under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

                  11. SUCCESSORS AND BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                  12. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or the next business day after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Corporate Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

                  13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of conflict of laws of such State.

                  14. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

                  15. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

                  16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

                  17. ENTIRE AGREEMENT. Except as set forth below, this Agreement sets forth the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and canceled. Except as set forth below, any of the Executive's rights hereunder shall be in addition to any rights the Executive may otherwise have under benefit plans or agreements of the Company to which the Executive is a party or in which the Executive is a participant, and provisions of this Agreement shall not in any way abrogate the Executive's rights under such other plans or agreements. If the Executive has or hereafter enters into an employment agreement or other agreement with the Company related to severance and other benefits on termination of employment, and if both such agreement and this Agreement would be applicable to a termination, then this Agreement shall govern and shall replace and supersede any provisions relating to severance and other benefits upon termination of employment and to non-competition contained in the Executive's employment agreement or any other agreement between the Executive and the Company which would have otherwise applied in the absence of this Agreement. However, any other employment or other agreement which may provide severance or other benefits in connection with terminations not covered by this Agreement (such as termination not preceded by a Change in Control), shall remain in full force and effect notwithstanding the Executive's entering into this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        NationsRent, Inc.


                                        By:
                                           -------------------------------------
                                           [Name and Title]



                                           -------------------------------------
                                           [Executive]

                                                                         Annex A

                             SEVERANCE COMPENSATION

                  (1) A lump sum payment in an amount equal to [three] [two] times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (in an amount equal to the highest aggregate Incentive Pay earned in any of the three fiscal years immediately preceding the year in which the Change in Control occurred).

                  (2) For a period of [24] [12] months following the Termination Date (the "Continuation Period"), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, performance share, performance unit, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 3(b)(ii)). If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits along with, in the case of any benefit described in this Paragraph 2 which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code (or any successor provision thereto) under the Company's medical, dental and other group health plans, or successor plans, the Executive's "qualifying event" shall be the termination of the Continuation Period and the Executive shall be considered to have remained actively employed on a full-time basis through that date. Without otherwise limiting the purposes or effect of Section 5, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

                  (3) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, following the Termination Date, all equity incentive awards held by the Executive and all other benefits or accounts in the Executive's name that require or contemplate vesting or exercise in installments, shall become fully vested or fully exercisable. Following the Termination Date, all stock options held by the Executive, to the extent not fully vested as a result of the Change in Control, shall become fully exercisable and remain exercisable for, and will otherwise terminate at the end of, a period of one year after the Termination Date, but in no event after the expiration date of such options.

                  (4) For a period of six years following the Termination Date, the Company will provide the Executive with directors' and officers' liability insurance insuring the Executive against insurable events which occur during the term of this Agreement, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of the Company in force from time to time, provided that such terms, conditions and exceptions shall not be in the aggregate, materially less favorable to the Executive than those in effect on the date hereof.

                                                                         Annex B


                                 FORM OF RELEASE

A. The undersigned Executive's employment has been terminated in accordance with Section 3(a) (other than as described in Section 3(a)(i), (ii) or (iii)), 3(b) [OR 3(c)] of the Change in Control Severance Agreement (the "Agreement") by and between (the "Executive") and NationsRent, Inc. (the "Company").

B. The Executive is required to sign this Release in order to obtain or retain certain benefits under the Agreement.

         NOW THEREFORE, the Executive agrees as follows:

         1. This Release is effective as of the Termination Date (as defined in the Agreement) and will continue in effect as provided herein.

         2. In consideration of the payments to be made to the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payments to which the Executive would be entitled to receive absent the Agreement, the Executive, for himself or herself and his or her dependents, successors, assigns, heirs, executors and administrators (and his or her and their legal representatives of every kind), hereby releases and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively, "NationsRent") from any and all arbitrations, claims, including claims for attorney's fees and charges, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any of the following:

                  (a) any and all claims of discrimination, including without limitation claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and the [FLORIDA] Act; and

                  (b) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied relating to employment.

The foregoing release does not apply to rights under the Agreement or any employee plan of NationsRent.

         3. The Executive understands and acknowledges that NationsRent does not admit any violation of law, liability or contravention of any of his or her rights and that any such violation, liability or contravention is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against NationsRent to the extent provided in Paragraph 2 of this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by NationsRent other than as appear in the Agreement.

         4.       The Executive further agrees and acknowledges that:

                  (a) The release provided for herein releases claims and rights to the extent provided in Paragraph 2 of the Release up to and including the date of this Release;

                  (b) He or she has been advised by NationsRent to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his or her choice, fully understands the terms of this Release and enters into this Release freely, voluntarily and intending to be bound;

                  (c) He or she has had a period of not less than 45 calendar days to review and consider the terms of this Release prior to its execution; and

                  (d) He or she may, within seven calendar days after execution, revoke this Release. Revocation will be made by delivering a written notice of revocation to the General Counsel of NationsRent. For such revocation to be effective, written notice must be actually received by NationsRent no later than the close of business on the seventh calendar day after the Executive executes this Release. If the Executive exercises his or her right to revoke this Release, all of the terms and conditions of the Release will be of no force and effect and NationsRent will not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 4, 5 and 7 of the Agreement and Executive shall return to the Company any such payment made or benefit provided to Executive pursuant to any of such Sections prior to such revocation.

         5. The Executive agrees that he or she will never file a lawsuit or other complaint asserting any claim that is released in Paragraph 2 of this Release.

         6. The Executive waives and releases any claim that he or she has or may have to reemployment.

         IN WITNESS WHEREOF, the Executive has duly executed and delivered this Release on the date set forth below.




Dated:
      ---------------------------------    -------------------------------------
                                           Executive



                                      B-2